Exhibit 10.11

May 3, 2024

VIA E-MAIL

Christopher J. Dinsmore

Re: Offer of Employment by Third Harmonic Bio, Inc.

Dear Chris:

I am very pleased to confirm our offer to you of employment with Third Harmonic Bio, Inc. (the “Company”). The terms of our offer and the benefits currently provided by the Company are as follows:

1.
Position and Start Date. You are being offered the position of Chief Scientific Officer, reporting to the Chief Executive Officer. Your anticipated start date will be May 15, 2024.
2.
Base Salary. Your base salary will be $480,000 per year. The Base Salary will be subject to adjustment as determined by the Company in its discretion.
3.
Annual Bonus. Following the end of each fiscal year of the Company, you will be eligible to receive an annual incentive bonus of up to 40% of your annualized Base Salary, which is subject to proration for the 2024 fiscal year based on the number of full months you were employed by the Company during the 2024 fiscal year. The actual bonus awarded at the end of any fiscal year will be based on your performance and the Company’s performance that year against criteria to be established by the Company, with such bonus and such criteria determined by the Company in its sole discretion. You must remain employed by the Company at the time of bonus payout in order to be eligible for and to earn a bonus for such a year.
4.
Benefits. You may participate in the benefit programs offered by the Company to its employees from time to time, if you are eligible under (and subject to all provisions of) the plan documents that govern those programs. Benefits are subject to change at any time in the Company’s sole discretion. The Company maintains an unlimited paid time off policy. Employees in good standing are required to coordinate and approve time off as needed. You shall also be entitled to receive reimbursement for all reasonable business expenses incurred by you in performing your services to the Company, in accordance with the policies and procedures then in effect and established by the Company.

The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment.

5.
Stock Option. We will recommend to the Board of Directors of the Company (the “Board”) that you be granted the option to purchase up to 297,000 shares of Common Stock of the Company under our 2022 Equity Incentive Plan (the “Plan”) at the fair market value of the Company’s Common Stock, as determined by the Board on the date the Board approves such grant. The shares subject to the stock option will vest at the rate of 25% at the end of your first anniversary with the Company, and an additional 2.08333% per month thereafter, for so long as you remain employed by the Company through each vesting date. However, the grant of such option by the Company is subject to the Board’s approval. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Board.

6.
Severance Benefits. You will be eligible to receive change in control and severance payments and benefits under the Severance and CIC Retention Agreement between you and the Company, dated on or about the date hereof.
7.
Protection of Confidential and Proprietary Information. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the Company’s interests, as a condition of employment, you must sign and abide by the Company’s standard “Employee Invention Assignment and Confidentiality Agreement.”
8.
No Breach of Obligations to Prior Employers. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or violate any other obligations you may have to any former employer. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.
9.
No Competition During Employment. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.
10.
At Will Employment. Employment with the Company is for no specific period of time. Should you accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) are superseded by this agreement. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and practices, may change from time to time, the “at-will” nature of your employment may be changed only in an express, written employment agreement signed by you and a duly authorized officer of the Company (other than you).

11.
Tax Matters.
(a)
All forms of compensation referred to in this agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities and that you are solely responsible for individual tax liabilities arising from your compensation.
(b)
All in-kind benefits provided and expenses eligible for reimbursement hereunder shall be provided by the Company or incurred by you during your employment with the Company. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
12.
Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.
13.
Arbitration and Class and Collective Action Waiver. To the fullest extent permitted by law, you and the Company agree to submit to mandatory binding arbitration, pursuant to and governed by the Federal Arbitration Act (the “FAA”), any and all claims that (a) you may have against the Company and its directors, officers, owners, employees, agents, successors and assigns, and (b) the Company may have against you, arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, discrimination, harassment and/or retaliation based upon any federal, state or local ordinance, statute, regulation or constitutional provision, and, if applicable, individual claims under the California Private Attorneys General Act (California Labor Code Section 2698, et seq.) (“PAGA”) (collectively, “Arbitrable Claims”). Further, to the fullest extent permitted by law, you and the Company agree that no class or collective actions can be asserted in arbitration, court or any other forum. All claims must be brought solely in your or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding.

Notwithstanding the foregoing, nothing in this arbitration provision restricts: (w) your right under the FAA to elect to pursue claims for sexual harassment and/or sexual assault in court, on an individual, class action or collective action basis; (x) your right, if any, to file in court a non-individual, representative action under PAGA, if you have standing to pursue such an action and it is permitted under applicable law; (y) your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor, and before state agencies in connection with claims for workers’ compensation, unemployment and/or disability insurance benefits); or (z) a party’s right to seek injunctive or other provisional relief in court, where permitted by applicable law, including, but not limited to, in connection with the misappropriation of a party’s private, proprietary, confidential or trade secret information.

SUBJECT TO THE ABOVE, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY CLAIMS BETWEEN YOU AND THE COMPANY.

The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect, provided however, that the FAA, including its procedural provisions for compelling arbitration, shall govern and apply to this arbitration provision. The JAMS rules may be found at https://www.jamsadr.com/rules- employment. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. Unless the parties agree otherwise, the arbitration hearing shall take place in the JAMS office nearest to your current or most recent former place of work. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. This arbitration provision is governed by and will be construed in accordance with the FAA, and it shall only apply to claims that are subject to mandatory binding arbitration under applicable law. If, for any reason, any term of this arbitration provision is held to be invalid or unenforceable, all other valid terms and conditions herein shall be severable in nature and remain fully enforceable.

14.
Background Check. This offer is contingent upon a satisfactory verification of criminal, education, driving and/or employment background. This offer can be rescinded based upon data received in the verification.
15.
Entire Agreement. This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.
16.
Acceptance. This offer will remain open until May 8, 2024. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

THIRD HARMONIC BIO, INC.

Signature:	/s/ Natalie Holles
Natalie Holles, Chief Executive Officer

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

Signature:	/s/ Christopher J. Dinsmore	May 7, 2024
	Christopher J. Dinsmore	Date